Exhibit 99.2

MaxLife Fund Corp. signs an agreement with Trinity Life Settlements, LLC, for an option to purchase $29,640,000 Face Value of Early Life Settlements.

NEW JERSEY, Dec. 17 /CNW/ - MaxLife Fund Corp. (OTC:MXFD), is pleased to announce that it has executed an agreement which provides that the Company will purchase a portfolio of early life settlements upon a completion of the necessary funding. When MaxLife purchases these policies in the portfolio, it stipulates that Trinity Life Settlements, LLC, will attach an annuity to each policy. By attaching an annuity to the Early Life Settlement policy, the premiums for policies are covered by the annuity provider, for the life of the insured.

Bennett Kurtz, Chief Executive Officer of the Company says: "Our Company is diligently working to create new life settlement products that should yield to the investor an appropriate return and security. The Early Life Settlements product will have these attributes.

•	Invest in seasoned, preferred-issue, term life insurance which is convertible to universal life

•	Term policies are purchased from individuals aged 62-74 who no longer want coverage

•	The policy is then converted and the investor assumes all rights and obligations and becomes the beneficiary

•	Investment capital is used for acquisition and ongoing premiums until asset maturity or sale

About MaxLife Fund Corp.: MaxLife Fund Corp. is concentrating on the Life Settlement market by obtaining ownership in policies and creating and bringing financial instruments in the Life Settlement market. MaxLife Fund Corp. is positioning itself to grow with the industry and expand its operation to become one of the leaders in the Life Settlement sector.

About Trinity Life Settlements: Trinity Life Settlements is the first ever vertically integrated provider of Early Life Settlements. Our experienced and specialized team is committed to building one of the largest, most efficient, and successful organizations within the Mortality Arbitrage sector. Using the latest pricing methodology and underwriting protocols we are able to offer individuals over the age of 62 the opportunity to monetize their unneeded or unwanted term life insurance policies. Our company operates nationally with headquarters near Chicago.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Expressions of future goals and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this news release.

For further information contact:
MaxLife Fund Corp.

Tel: 416-200-0657

For further information:

MaxLife Fund Corp.

Tel: 416-200-0657